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         Feb. 12 1998--RSL Communications PLC, a wholly-owned subsidiary of
RSL Communications, Ltd. (NASDAQ:RSLCF), is making an offering of $200 million principal amount of Senior Notes due 2008, bearing interest at a rate to be determined, and $200 million principal amount of Senior Discount Notes due 2008, bearing interest at a rate to be determined with deferred interest payments through 2003.

         Both issues will be guaranteed by RSL Communications, Ltd. The offering is expected to close by the end of February 1998. These Notes have not been, and will not be, registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

         RSL Communications, Ltd. is a global facilities-based telecommunications company that provides international services to every country and place in the world, including long-distance, calling card, private line, value-added and Internet-based services to businesses, consumers and other carriers. The company serves customers on four continents in 18 countries that account for more than 65% of the world's international traffic.

         CONTACT:  RSL Communications, Ltd.
                               Mark Hirschhorn, 212/317-1800 ext. 214
                               or
                               KCSA Worldwide
                               Jeff Corbin/Joe Mansi
                               212/682-6300 ext. 214/205


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